EXHIBIT 32

 Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Huayue Electronics, Inc.

A signed original of this written statement required by Section 906 has been provided to Huayue Electronics, Inc. and will be retained by Huayue Electronics, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

August 28, 2013	/s/ Shudong Pan
Shudong Pan (Chief Executive Officer)

August 28, 2013	/s/ Han Zhou
Han Zhou (Chief Financial Officer)